Exhibit 99.1

EXCHANGE OFFER DOCUMENT

Invitation to exchange by Black Earth Farming Ltd.

to the holders of

Black Earth Farming EUR 55,000,000 13% Bonds 2007/2011 with Security Loan no. 1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION TO ANY U.S. PERSON OR IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN OR AT ANY ADDRESS IN THE UNITED STATES SUBJECT TO CERTAIN EXCEPTIONS, OR TO ANY PERSON LOCATED IN THE REPUBLIC OF ITALY, FRANCE OR BELGIUM OR TO ANY PERSON LOCATED OR RESIDENT IN ANY OTHER JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS EXCHANGE OFFER DOCUMENT

This Exchange Offer Document does not constitute an offer to buy or a solicitation of an offer to sell Existing Bonds or New Bonds (as defined below) in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities laws or otherwise. The distribution of this document in certain jurisdictions (in particular, the United States, Italy, the United Kingdom, Finland, Sweden, Denmark, France, Belgium, and Switzerland) may be restricted by law. See “Exchange Offer and Distribution Restrictions” below. Persons into whose possession this document comes are required by the Manager and Black Earth Farming (each as defined below) to inform themselves about, and to observe, any such restrictions. No action that would permit a public offer has been or will be taken in any jurisdiction (other than Jersey) by Black Earth Farming or the Manager.

The New Bonds have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). As a result, Holders within the United States or who are U.S. persons will be eligible to participate in the Exchange Offer only if they are “qualified institutional buyers” (“QIBs”) as defined in Rule 144A under the Securities Act (“Rule 144A”). Offers and issuances of the New Bonds to non U.S. persons outside the United States will be made in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”). The New Bonds will not be eligible for resale pursuant to Rule 144A.

This Exchange Offer is made for the securities of a Jersey company. The offer is subject to Jersey disclosure requirements that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with non U.S. accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located outside the U.S., and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a non U.S. company or its officers or directors in a non U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Black Earth Farming may purchase securities otherwise than under the Exchange Offer, such as in open market or privately negotiated transactions.

EXCHANGE OFFER DOCUMENT

dated 4 June 2010

Invitation to exchange by

Black Earth Farming Ltd. (“Black Earth Farming”)

(a company incorporated in Jersey, Channel Islands)

to the holders of

Black Earth Farming EUR 55,000,000 13% Bonds 2007/2011 with Security Loan no. 1

(ISIN: SE0001967316) (the “Existing Bonds”)

to accept its offer to exchange any and all of such Existing Bonds for up to SEK 750,000,000 10% Bonds 2010/2014, Loan no. 2 (ISIN: SE0003366624) (the “New Bonds”)

to be issued by Black Earth Farming

Black Earth Farming invites holders of the Existing Bonds (subject to the offer restrictions referred to in “Important Information - Exchange Offer and Distribution Restrictions”) to exchange any and all of their Existing Bonds for New Bonds (the “Exchange Offer”), as more fully described herein.

The Exchange Offer is being made upon the terms and subject to the conditions contained in this Exchange Offer Document. The amount of the New Bonds offered in exchange for each €10,000 in outstanding principal amount of the Existing Bonds tendered and accepted for exchange will be determined based on the Exchange Calculation (as defined below). Any Accrued Interest on the Existing Bonds up to (and including) the Settlement Date will be paid in cash on the Settlement Date all as more fully described herein.

Existing Bonds	ISIN SE0001967316	Interest rate Fixed 13.0%	Maturity date 15 March 2011	Net aggregate amount outstanding EUR 41.8 million	Exchange Ratio 101.0%	Exchange Rate EUR/SEK 9.6930
New Bonds	SE0003366624	Fixed 10.0%	1 July 2014	n.a.	n.a.	n.a.

Black Earth Farming will announce its decision whether to accept valid acceptances of Existing Bonds for exchange pursuant to the Exchange Offer together with the final aggregate nominal amount(s) of the Existing Bonds accepted for exchange and the aggregate principal amount of the New Bonds to be issued on 24 June 2010.

The Exchange Offer begins on 7 June 2010 and will expire at 12.00 CET on 23 June 2010 (the “Expiration Deadline”), unless extended, re-opened or terminated as provided in this Exchange Offer Document. The expected Settlement Date for the Exchange Offer is 1 July 2010.

Holders wishing to accept the offer to exchange their Existing Bonds pursuant to the Exchange Offer should do so in accordance with the procedures described herein under the heading “Procedures for Participating in the Exchange Offer”. In order to participate in, and be eligible to receive New Bonds pursuant to the Exchange Offer, Holders must validly offer their Existing Bonds for exchange by delivering, or arranging to have delivered on their behalf, a valid Acceptance Form that is received by E. Öhman J:or Fondkommission AB (“Öhman” or the “Manager”) by (and not validly revoked prior to) the Expiration Deadline.

An Acceptance Form submitted pursuant to the relevant Exchange Offer and received by the Manager will be irrevocable except in the limited circumstances described in this Exchange Offer Document.

This Exchange Offer Document does not comprise a prospectus for the purposes of EU Directive 2003/71/EC (the “Prospectus Directive”). The terms of the New Bonds are set out in Appendix A- New Bonds Terms and Conditions.

The Manager

E. ÖHMAN J:OR FONDKOMMISSION AB

IMPORTANT INFORMATION

Exchange Offer and Distribution Restrictions

The distribution of this Exchange Offer Document in certain jurisdictions may be restricted by law. Persons into whose possession this Exchange Offer Document comes are required by Black Earth Farming and the Manager to inform themselves about and to observe any such restrictions.

The Manager (and its respective directors, employees or affiliates) makes no representations or recommendations whatsoever regarding this Exchange Offer Document or the Exchange Offer. None of Black Earth Farming or the Manager makes any recommendation as to whether or not Holders should participate in the Exchange Offer.

This Exchange Offer Document does not constitute an invitation to participate in the Exchange Offer in any jurisdiction in which, or to any person to whom, it is unlawful to make such invitation or for there to be such participation under applicable laws. In those jurisdictions where the securities, blue sky or other laws require an Exchange Offer to be made by a licensed broker or dealer and the Manager or any of its respective affiliates is such a licensed broker or dealer in such jurisdictions, such Exchange Offer shall be deemed to be made on behalf of Black Earth Farming by such Manager or affiliate, as the case may be and the Exchange Offer is not made in any such jurisdiction where any of the Manager or any of its respective affiliates is not so licensed.

No action has been or will be taken in any jurisdiction by Black Earth Farming or the Manager that would permit a public offering of the New Bonds.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENCE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Notice to US Investors

The New Bonds have not been and will not be registered under the Securities Act, and the New Bonds are being offered and will be issued only to (i) “qualified institutional buyers”, as that term is defined in Rule 144A, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act for transactions by an issuer not involving a public offering or to (ii) persons other than “U.S. persons”, as that term is defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S.

The Exchange Offer and the New Bonds have not been approved or disapproved by the U.S. Securities and Exchange Commission, any State securities commission in the United States or any other U.S. regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the Exchange Offer or the accuracy or adequacy of this Exchange Offer Document. Any representation to the contrary is a criminal offence in the United States.

Italy

The Exchange Offer is not being made, directly or indirectly, in the Republic of Italy. The Exchange Offer and this Exchange Offer Document have not been submitted to the clearance procedures of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian laws and regulations. Neither this Exchange Offer Document nor any other offering material relating to the Exchange Offer, the Existing Bonds or the New Bonds may be distributed or made available in the Republic of Italy.

United Kingdom

The communication of this Exchange Offer Document and any other documents or materials relating to the Exchange Offer is not being made and such documents and/or materials have not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 (“FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom, and are only for circulation to persons outside the United Kingdom or to persons within the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of Black Earth Farming or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) to any other persons to whom these documents and/or materials may lawfully be communicated.

Switzerland

This document is not a prospctus under the terms of Art. 652a of the Swiss Code of Obligations. The selling and/or marketing of the Exchange Offer in Switzerland will not qualify as a “public offering” in the meaning of Art. 652a of the Swiss Code of Obligations or any other applicable Swiss laws, regulations, rules, codes and practices of any nature whatsoever. Accordingly, the Exchange Offer may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors.

European Economic Area

In any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”), this Exchange Offer Document is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This Exchange Offer Document has been prepared on the basis that any offer of New Bonds in any Member State of the European Economic Area (“EEA”), which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of New Bonds. Accordingly any person making or intending to make any offer within the EEA of New Bonds which are the subject of the offer contemplated in this Exchange Offer Document may only do so in circumstances in which no obligation arises for Black Earth Farming or the Manager to produce a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to and in accordance with Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither Black Earth Farming nor the Manager have authorised, nor do they authorise, the making of any offer (i) of any New Bonds in circumstances in which an obligation arises for Black Earth Farming or the Manager to publish or supplement a prospectus for such offer; or (ii) of New Bonds through any financial intermediary, other than offers made by the Manager which constitute the offering of the New Bonds contemplated in this Exchange Offer Document .

Each person in a Relevant Member State who receives any communication in respect of, or who exchanges any Existing Bonds for New Bonds under the offer contemplated in this Exchange Offer Document will be deemed to have represented, warranted and agreed to and with the Manager and Black Earth Farming that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any New Bonds acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, (i) the New Bonds acquired by it in the offers have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Manager has been given to the offer or resale; or (ii) where the New Bonds have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those New Bonds to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation, the expression an “offer” in relation to any New Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any New Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the New Bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Belgium

The Exchange Offer may not be made in Belgium by way of an offer of securities to the public, as defined in Article 3 §1 of the Belgian Law of 16 June 2006 on public offerings of investment instruments and the admission of investment instruments to trading on regulated markets (the “Prospectus Law”), save in those circumstances set out in Article 3 §2 of the Prospectus Law.

The Exchange Offer is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this Exchange Offer Document or any other offering material relating to the Exchange Offer have not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”).

Accordingly, the Exchange Offer may not be advertised to any individual or legal entity in Belgium other than:

(i)	qualified investors, as defined in Article 10 of the Prospectus Law;

(ii)	investors required to invest a minimum of €50,000 (per investor and per transaction);

and in any other circumstances set out in Article 3 §2 of the Prospectus Law.

This Exchange Offer Document has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Exchange Offer. Accordingly, the information contained herein may not be used for any other purpose nor disclosed to any other person in Belgium.

France

The Exchange Offer is not being made, directly or indirectly, to the public in France and only qualified investors (Investisseurs Qualifiés) other than individuals, as defined in and in accordance with Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code Monétaire et Financier are eligible to participate in the Exchange Offer. This Exchange Offer Document and any other offering material relating to the Exchange Offer have not been and shall not be distributed to the public in France. Neither this Exchange Offer Document nor any other offering material relating to the Exchange Offer has been submitted to the clearance of the Autorité des Marchés Financiers.

General

This Exchange Offer Document contains important information which should be read carefully before any decision is made with respect to the Exchange Offer. If any Holder is in any doubt as to the action it should take, it is recommended to seek its own financial advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent financial advisor. Any individual or company whose Existing Bonds are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if it wishes to tender such Existing Bonds in the Exchange Offer.

No Exchange Offer is being made, and any instructions relating to an Exchange Offer will not be accepted from, or on behalf of, Holders in any jurisdiction in which the making of the relevant Exchange Offer would not be in compliance with the laws or regulations of such jurisdictions. See “Exchange Offer and Distribution Restrictions” above.

None of the Manager or Black Earth Farming makes any recommendation whether Holders should tender Existing Bonds and/or accept the New Bonds in the Exchange Offer.

The Manager, nor any of its directors, employees or affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Exchange Offer or Black Earth Farming contained in this Exchange Offer Document or for any failure by Black Earth Farming to disclose events that may have occurred and may affect the significance or accuracy of the information in this Exchange Offer Document.

Neither the delivery of this Exchange Offer Document nor any exchange of Existing Bonds pursuant to the relevant Exchange Offer shall, under any circumstances, create any implication that the information contained in this Exchange Offer Document is current as of any time subsequent to the date of such information or that there has been no change in the information set out in it or in the affairs of Black Earth Farming since the date of this Exchange Offer Document.

No person has been authorised in connection with the Exchange Offer to give any information or to make any representation other than as is consistent with this Exchange Offer Document and any such information or representation must not be relied upon as having been authorised by Black Earth Farming, the Manager, or any of their affiliates or respective agents.

If any Holder has sold or otherwise transferred all of its Existing Bonds it should forward this Exchange Offer Document (subject to the offer and distribution restrictions set out in “Exchange Offer and Distribution Restrictions”) to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

Holders who do not participate in the Exchange Offer, or whose Existing Bonds are not accepted for exchange by Black Earth Farming, will continue to hold their Existing Bonds subject to their terms and conditions and subject to the intention to redeem mentioned at “Procedures for Participating in the Exchange Offer - Conditions of the Exchange Offer”.

For the purposes of the exchange of any Existing Bonds for New Bonds and the payment of the any Accrued Interest, to the extent the beneficial owner of the relevant Existing Bonds is not a Direct Participant, the relevant New Bonds will only be delivered and such payment will only be made to the relevant Direct Participant and the delivery of such New Bonds and making of such payment to such Direct Participant will satisfy any obligations of Black Earth Farming and Euroclear in respect of such Existing Bonds.

Consent for Exchange Offer and New Bonds

The Jersey Financial Services Commission (the “Commission”) has given, and has not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of the New Bonds by Black Earth Farming. The Commission is protected by the Control of Borrowing (Jersey) Law 1947 against liability arising from the discharge of its functions under that law. A copy of this Exchange Offer Document has been delivered to the Jersey registrar of companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and the registrar has given, and not withdrawn, consent to its circulation. It must be distinctly understood that, in giving these consents, neither the Jersey registrar of companies nor the Commission takes any responsibility for the financial soundness of the Issuer or for the correctness of any statements made, or opinions expressed, with regard to it.

The directors of the Company have taken all reasonable care to ensure that the facts stated in this Exchange Offer Document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or of opinion. All the directors accept responsibility accordingly.

It should be remembered that the price of the Existing Bonds and the New Bonds and the income from them can go down as well as up.

Cautionary note regarding forward-looking statements

This Exchange Offer Document contains “forward-looking statements”. All statements other than statements of historical facts included in this Exchange Offer Document, including without limitation, those regarding Black Earth Farming’s financial position, business strategy, Black Earth Farming’s management’s, or as appropriate its directors’, plans, objectives, goals, strategies and future operations and performance and the assumptions underlying these statements are forward-looking statements. Such forward-looking statements and information reflect the current views and beliefs of the Board of Directors or are assumptions based on information available to Black Earth Farming. When used in this Exchange Offer Document, words like “aims”, “anticipates”, “believes”, “estimates”, “expects”, “may”, “plans” and “wants” and other similar expressions, as they relate to Black Earth Farming or its management, are intended to identify forward-looking statements and should be regarded as forecasts of or indications of future events, trends or the like. Although Black Earth Farming believes that the forecasts and future results, performance and achievements are based on reasonable assumptions and expectations, Black Earth Farming cannot guarantee the materialisation of these forecasts. Such forward-looking statements are subject to certain known and unknown risks, uncertainties, assumptions and other factors, including risks or uncertainties associated with Black Earth Farming’s technological development, growth, management, relations with customers and suppliers and other factors referenced in this Exchange Offer Document. Additional factors include, but are not limited to, those discussed under the section “Risk factors and other considerations”. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results, performance or achievements that may be expressed or implied by forward-looking statements may differ materially from those described in this Exchange Offer Document as anticipated, believed, estimated or expected.

Accordingly, without limiting the expressed or implied limitations, or denial of either responsibility or liability of Black Earth Farming or Öhman (or their respective officers, directors, employees, affiliates, representatives, advisers and agents) set out elsewhere in this Exchange Offer Document, potential investors should not place undue reliance on these forward-looking statements. These forward-looking statements speak only as at the date of this Exchange Offer Document. Except as required by law or regulation, Black Earth Farming and its directors expressly disclaim any obligations or undertaking to release publicly or disseminate, after the date of this Exchange Offer Document, any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such forward-looking statement is based.

Governing Law

The Exchange Offer and this Exchange Offer Document shall be governed and construed in accordance with Swedish law. Any dispute arising out of the Exchange Offer or this Exchange Offer Document shall be settled exclusively by Swedish courts applying Swedish law with the district court of Stockholm as the court of first instance.

Additional Information

Unless otherwise defined herein or the context otherwise requires, capitalised expressions used in this Exchange Offer Document shall have the meanings set out under “Definitions” herein. References in this Exchange Offer Document to “euro” and “EUR” refer to the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty on the Functioning of the European Union, as amended, references to “SEK” refer to the lawful currency of the Kingdom of Sweden.

TABLE OF CONTENTS

IMPORTANT INFORMATION	2
Indicative Exchange Offer Timetable	7
Definitions	8
Risk Factors and Other Considerations	9
The Exchange Offer	10
Comparison Between Certain Provisions of the Existing Bonds and the New Bonds	13
Procedures for Participating in the Exchange Offer	15
Amendment and Termination of the Exchange Offer	19
Tax Consequences	20
Directors	21
Share Capital	24
Documents incorporated by reference	25
Appendix A - New Bonds Terms and Conditions	26
Addresses	38

INDICATIVE EXCHANGE OFFER TIMETABLE

The following table sets out the expected dates and times of the key events relating to the Exchange Offer. This is an indicative timetable and is subject to change.

Event	Date and time

Announcement of Exchange Offer	4 June 2010
Exchange Offer announced and Exchange Offer Document available from the Manager

Commencement of acceptance period	7 June 2010

Expiration Deadline Deadline for receipt of all Acceptance Forms	23 June 2010 at 12.00 CET

Announcement of Exchange Offer Results	24 June 2010
Announcement by Black Earth Farming in relation to the Exchange Offer

Settlement	1 July 2010
Settlement Date for the Exchange Offer, including (i) delivery of the New Bonds, in exchange for the Existing Bonds validly accepted for exchange pursuant to the Exchange Offer, and (ii) payment of Accrued Interest

The above dates and times are subject, where applicable, to the right of Black Earth Farming to extend, re-open, amend, and/or terminate the relevant Exchange Offer.

DEFINITIONS

In this Exchange Offer Document the following definitions apply:

“Direct Participants”	means each person who is shown in the records of Euroclear as a holder of the Existing Bonds;

“Euroclear”	Euroclear Sweden AB (the Swedish Central Securities Depository);

“Euroclear Account”	a securities account (also known as a VP account) (account for shares and other securities (Sw: avstämningskonto)) according to the Swedish Financial Instruments Accounts Act (SFS 1998:1479) in which each Holder’s holding of Existing Bonds is registered (prior to the Exchange Offer);

“Exchange Rate”	For calculating the number of New Bonds received per Existing Bond, the euro to SEK currency exchange ratio is set to 9.6930 calculated as the average mid-price fixing rate, as quoted by Sweden’s Central Bank (Sw. Sveriges Riksbank), during 10 banking days from and including 21 May 2010 up to and including 3 June 2010;

“Expiration Deadline”	The deadline for receipt of all Acceptance Forms;

“Holders”	Includes Direct Participants, any Intermediary, and each beneficial owner of the Existing Bonds holding such Existing Bonds, directly or indirectly, in accounts, or through the accounts of an Intermediary, in the name of a Direct Participant acting on the beneficial owner’s behalf;

“Intermediary”	means any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Existing Bonds (each an “Intermediary”).

RISK FACTORS AND OTHER CONSIDERATIONS

Before making a decision whether to offer Existing Bonds for exchange in the Exchange Offer, Holders should carefully consider all of the information in this Exchange Offer Document and, in particular, the following factors.

Trading in Existing Bonds not exchanged

To the extent any Existing Bonds are accepted for exchange by Holders pursuant to the Exchange Offer, the trading markets for Existing Bonds that remain outstanding may be significantly more limited.

Uncertainty as to the trading market for New Bonds

Black Earth Farming intends to make an application for the listing of the New Bonds on the Corporate Bond list of NASDAQ OMX Stockholm. The New Bonds are securities for which there is currently no trading market and for which there can be no assurance of future liquidity.

Uncertainty as to redemption of Existing Bonds

Black Earth Farming intends to redeem all Existing Bonds which have not been validly accepted for exchange at the Expiration Deadline in accordance with their terms (see Procedures for Participating in the Exchange Offer - Conditions of the Exchange Offer”). The liquidity of the Existing Bonds is accordingly uncertain.

Responsibility for complying with the procedures of the Exchange Offer

Holders are responsible for complying with all of the procedures for submitting Acceptance Forms and exchanging Existing Bonds pursuant to the terms of this Exchange Offer Document. Neither Black Earth Farming or the Manager assume any responsibility for informing any Holder of irregularities with respect to any Acceptance Forms.

No Assurance the Exchange Offer will be completed

Until the announcement by Black Earth Farming as to whether it accepts offers of Existing Bonds for exchange in the Exchange Offer, which it expects to do on 24 June 2010, no assurance can be given that an Exchange Offer will be completed.

Compliance with offer and distribution restrictions

Holders are referred to the offer and distribution restrictions as set out in “Important Information - Exchange Offer and Distribution Restrictions”. Non-compliance with these could result in, among other things, the unwinding of trades and/or heavy penalties.

Differences between the Existing Bonds and the New Bonds

There are a number of differences between the terms and conditions of the Existing Bonds and the New Bonds, including those specified in “Comparison Between Certain Provisions of the Existing Bonds and the New Bonds”. The New Bonds Terms and Conditions are set out in Appendix A. Holders should review the New Bonds Terms and Conditions in their entirety before making a decision whether to accept the Exchange Offer.

Blocking of Existing Bonds

When considering whether to participate in the Exchange Offer, Holders should take into account that restrictions on the transfer of the Existing Bonds by Holders will apply from the time of submission of Acceptance Forms. After the duly completed Acceptance Form has been received and registered, the Existing Bonds will be transferred to a newly opened, blocked securities account (non-cash transfer account) in the Holder’s name.

THE EXCHANGE OFFER

Exchange Offer

The purpose of the Exchange Offer is to refinance the Existing Bonds.

Black Earth Farming invites Holders of Existing Bonds to accept its offer to exchange any and all of their Existing Bonds for the New Bonds (subject to offer restrictions - see “Important Information - Exchange Offer and Distribution Restrictions”, and upon the terms and subject to the conditions contained in this Exchange Offer Document) by submitting a valid Acceptance Form.

The Exchange Offer will begin on 7 June 2010 and will expire at the Expiration Deadline, unless the period for the Exchange Offer is extended, reopened or terminated as provided in this Exchange Offer Document.

Holders who have validly accepted the Exchange Offer by the Expiration Deadline will receive New Bonds in a principal amount in accordance with the Exchange Calculation. Such Holders will also receive any applicable Accrued Interest.

Exchange Calculation

Holders of Existing Bonds accepted by Black Earth Farming for exchange will receive, on the Settlement Date, an aggregate nominal amount of the New Bonds (rounded up to the nearest SEK 1) equal to the product of (i) the aggregate nominal amount of the Existing Bonds validly accepted for exchange, (ii) 101.00% as the applicable early redemption price in accordance with the terms and conditions for the Existing Bonds (“Exchange Ratio”) and (iii) the Exchange Rate (the “Exchange Calculation”).

If, as a result of the application of the Exchange Calculation, a Holder would be entitled to receive an aggregate principal amount of New Bonds that is not an integral multiple of SEK one (1) such amount will be rounded up to the nearest SEK 1.

The Holder may contact the Manager prior to the Expiration Deadline if, for the purpose of rounding its total holding of New Bonds, it wishes to increase or decrease its number of New Bonds.

Accrued Interest

On the Settlement Date, Black Earth Farming will pay or procure that there is paid to all Holders who have validly accepted the Exchange Offer and which Existing Bonds are accepted for exchange, an amount in cash equal to interest accrued and unpaid on such Existing Bonds from (but excluding) the immediately preceding interest payment date in respect of the Existing Bonds up to (and including) the Settlement Date (“Accrued Interest”).

Provided that the New Bonds have been deposited into the Holder’s Euroclear Account on or before the Settlement Date, and any Accrued Interest has been credited to the deposit account linked to the Holder’s Euroclear Account, no additional interest or other amount will be payable for the period of any delay in respect of the receipt by the Holder of the New Bonds or any Accrued Interest.

Differences between the Existing Bonds and the New Bonds

There are a number of differences between the terms and conditions of the Existing Bonds and the New Bonds Terms and Conditions, including those specified in “Comparison

Between Certain Provisions of the Existing Bonds and the New Bonds”. Holders should review this Exchange Offer Document and the New Bonds Terms and Conditions (as set out in Appendix A) in their entirety before making a decision whether to accept the offer to exchange their Existing Bonds pursuant to the Exchange Offer. In particular, attention is also drawn to the section headed “Risk Factors and other Considerations”.

Acceptance of the Exchange Offer

Black Earth Farming intends to announce, amongst other things, whether acceptances to exchange Existing Bonds pursuant to the Exchange Offer are accepted on 24 June 2010.

If a Holder’s Acceptance Form is for whatever reason not accepted, or if a Holder does not participate in the Exchange Offer, it will not be eligible to receive New Bonds in exchange for its Existing Bonds and shall continue to hold such Existing Bonds subject to their terms and conditions and should note Black Earth Farming’s intention to redeem Existing Bonds under “Procedures for Participating in the Exchange Offer - Conditions of the Exchange Offer.

Black Earth Farming will have the discretion at any time to accept any Acceptance Forms which would otherwise be invalid or, in the sole opinion of Black Earth Farming, may otherwise be invalid.

Black Earth Farming may reject any Acceptance Form it considers at its sole discretion not to have been validly tendered in the Exchange Offer and Black Earth Farming is under no obligation to any relevant Holder to furnish any reason or justification for refusing to accept such tenders. For example, Acceptance Forms may be rejected and not accepted and may be treated as not having been validly tendered in an Exchange Offer if any such tender does not comply with the requirements of a particular jurisdiction.

Settlement

On the Settlement Date, subject to the satisfaction or waiver of the conditions of the Exchange Offer, Black Earth Farming will procure that New Bonds will be delivered to the Holders of Existing Bonds in respect of those Existing Bonds it tendered in the Exchange Offer. In addition, on the Settlement Date, Black Earth Farming will pay, or procure that there is paid, to Holders in respect of those Existing Bonds it tendered in the Exchange Offer, a cash amount equal to the Accrued Interest.

The New Bonds will be delivered to the Holder’s Euroclear Account in which the Existing Bonds were held and any Accrued Interest will be paid into the deposit account linked to the Holder’s Euroclear Account. The delivery of such New Bonds and payment of such Accrued Interest will discharge the obligation of Black Earth Farming to all such Holders in respect of the delivery of the New Bonds and payment of any Accrued Interest.

Listing of the New Bonds

The New Bonds will be issued in the denominations of SEK one (1) and multiples thereof. Application will be made for the New Bonds to be admitted to listing on the Corporate Bond List of the NASDAQ OMX Stockholm no later than 31 December 2010.

General conditions of the Exchange Offer

Black Earth Farming expressly reserves the right, in its sole discretion, to delay any acceptance of the Exchange Offer by a Holder in order to comply with applicable laws. In all cases, acceptance of the Exchange Offer can only be made by submission of a valid Acceptance Form in accordance with the procedures described in “Procedures for Participating in the Exchange Offer” including the blocking of the Existing Bonds tendered in the relevant accounts at Euroclear.

The failure of any person to receive a copy of this Exchange Offer Document or any announcement made or notice issued by Black Earth Farming in connection with the Exchange Offer, shall not invalidate any aspect of the Exchange Offer. No acknowledgement of receipt of any Acceptance Forms and/or other documents will be given by Black Earth Farming or the Manager.

Announcements

All announcements will be made by Black Earth Farming in relation to the Exchange Offer by the issue of a press release.

COMPARISON BETWEEN CERTAIN PROVISIONS OF THE EXISTING BONDS AND THE

NEW BONDS

There are a number of differences between the Existing Bonds and the New Bonds. Holders should review the New Bonds Terms and Conditions in their entirety before making a decision whether to offer Existing Bonds for exchange and consider carefully all such differences. The New Bonds Terms and Conditions are set out in Appendix A.

For Holders’ convenience, certain key differences between the Existing Bonds and the New Bonds are set out in the table below. The information contained in this table is a summary only and should not be considered a complete description of the particular provision summarised. The summaries below are qualified by reference to (i) the terms and conditions of the Existing Bonds and (ii) the New Bonds Terms and Conditions.

	Existing Bonds	New Bonds

Coupon	A fixed rate of 13% per annum, payable annually in arrear	A fixed rate of 10% per annum, payable annually in arrear

Maturity Date	15 March 2011	1 July 2014

Denomination	EUR 10,000	SEK 1

Security	Black Earth Farming pledged all its shares in Planalto Enterprises Ltd	Not applicable

Financial Covenants

For as long as any Bonds remain outstanding, the Company undertakes:

a) Debt restrictions;

i. procure that the Total Debt to Total Shareholder’s Equity never exceeds 75 per cent

ii. not to incur or have outstanding at any time, on a Group consolidated basis, any debt or indebtedness of any nature (including Financial Indebtedness) that ranks senior or pari passu in right of payment to the Bonds in excess of an amount equal to USD 30,000,000, subject to Total Debt to Total Shareholders’ Equity ratio

iii. in addition to the Financial Indebtedness in (ii) above, not to incur or have outstanding at any time, on a Group consolidated basis, any Financial Indebtedness in excess of an amount equal to USD 20,000,000 (except for the Financial Indebtedness represented by the Bonds)

For as long as any Bonds remain outstanding, the Company undertakes:

a) Debt restrictions;

i. procure that the Total Debt to Total Shareholder’s Equity never exceeds 75%

ii. to procure that none of its Subsidiaries raises any Market Loan

b) Dividend restrictions;

not to make a dividend or distribution of capital (whether in cash or specie), redeem or purchase any of its shares or make other similar distributions to shareholders in an amount exceeding 30 per cent of the most recent financial year’s net profit on a consolidated basis

c) Security;

not to provide or permit to subsist any security or permit someone else to provide or permit to subsist security in the form of a guarantee or otherwise, for any Market Loan raised by the Company

b) Dividend restrictions;

not to make a dividend or distribution of capital (whether in cash or specie), redeem or purchase any of its shares or make other similar distributions to shareholders

c) Security;

except for any security provided to secure the obligations under the Bonds, not to provide or permit to subsist any Security Interest for any Market Loan raised by the Company, any Subsidiary or any other party

Change of control	occurs if either of Kinnevik AB and Vostok Nafta Investment Ltd. (or, as a result of the contemplated spin-off, an entity replacing Vostok Nafta Investment Ltd., as further described in the press release from Vostok Nafta Investment Ltd. dated 7 March 2007), including subsidiaries, cease to hold, directly or indirectly: (i) more than 15 per cent of the issued share capital of the Company, or (ii) the issued share capital having the right to cast more than 15 per cent.	occurs if (i) any person or persons, acting together, acquires or acquire Control of the Company; or (ii) a public offer is made in respect of the shares of the Company and such offer has been declared unconditional and the offeror, and any person or persons acting together with the offeror, acquire or acquires Control of the Company; or (iii) a De-Listing Event occurs.

PROCEDURES FOR PARTICIPATING IN THE EXCHANGE OFFER

Holders who need assistance with respect to the procedures for participating in the Exchange Offer should contact the Manager.

General

In order to participate in the Exchange Offer, Holders or the custodial entity or Intermediary (as the case may be) through which Holders hold their Existing Bonds must submit, or arrange to have submitted on their behalf, by the Expiration Deadline, Acceptance Forms in the manner described below.

It is the responsibility of Holders wishing to participate in the Exchange Offer to validly submit Acceptance Forms in respect of their Existing Bonds. Black Earth Farming only, has the right to waive any defects of such instructions submitted by Holders. However, Black Earth Farming is not required to waive such defects and is not required to notify a Holder of defects in its Acceptance Forms.

An Acceptance Form may only be validly revoked by a Holder in the limited circumstances set out in this Exchange Offer Document.

Any questions with respect to the Exchange Offer should be directed to the Manager.

Conditions of the Exchange Offer

Black Earth Farming intends to redeem all Existing Bonds which have not been validly accepted for exchange at the Expiration Deadline, in accordance with their terms.

Black Earth Farming’s obligation to complete the Exchange Offer is conditional upon the Manager and/or Black Earth Farming placing as many of the New Bonds during the Acceptance Period, such that the payment received for such New Bonds is greater than the aggregate of the payments which would need to be made to Holders of Existing Bonds that do not accept the Exchange Offer, as at the Expiration Deadline, and Black Earth Farming deciding to complete the Exchange Offer.

Black Earth Farming reserves the right to waive, in whole or in part, one or more of the conditions of the Exchange Offer above.

Acceptance Period

The acceptance period for the Exchange Offer commences on 7 June 2010 and ends on 23 June 2010 at 12.00 CET.

Procedures for Direct Participants accepting the Exchange Offer

Submission of Acceptance Form

The Exchange Offer Document and Acceptance Form will be sent directly to those who hold Existing Bonds through a Euroclear Account as of 28 May 2010. Holders who wish to accept the Exchange Offer must fill out the Application Form and post or send it to Öhman at the address below. Note that if the Holder has its Existing Bonds registered in the name of a nominee, acceptance is to be made in accordance with instructions from the nominee. In such circumstances the Acceptance Form must be submitted by the nominee and not by the Holder :

E. Öhman J:or Fondkommission AB

Emissionsavdelningen/BEF

P.O. Box 7415

SE-130 91 Stockholm

Sweden

Fax: +46 8 402 50 30

Please note that the Acceptance Form must reach Öhman not later than 23 June 2010 at 12.00 CET. Acceptance Forms that are sent by post must be posted early enough to ensure that they reach Öhman on time. Please note that incorrect or incomplete Acceptance Forms may be disregarded.

Pledged Existing Bonds and New Bonds

If Existing Bonds and New Bonds are pledged, the pledgee must also complete and sign the Acceptance Form which is submitted.

Right to withdraw acceptance

Holders have the right to withdraw their acceptance of the Exchange Offer. To be valid, such withdrawal must have been received in writing by Öhman, at the address stated above, before Black Earth Farming has announced that the conditions of the Exchange Offer have been satisfied, or if such announcement has not been made during the acceptance period, not later than 12.00 CET on the last day of the acceptance period (the “Expiration Date”). Holders holding nominee-registered Existing Bonds wishing to withdraw acceptance shall do so in accordance with instructions from the nominee. If any conditions of the Exchange Offer, which Black Earth Farming has reserved the right to waive, remain during any extension of the Exchange Offer, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Exchange Offer.

Confirmation to the Holders

After the duly completed Acceptance Form has been received and registered, the Existing Bonds will be transferred to a newly opened, blocked securities account (non-cash transfer account) in the Holder’s name. As confirmation, a securities account statement that shows the deposit into the Holder’s non-cash transfer account will be sent to the Holder. No separate notice will be sent showing the withdrawal of Existing Bonds from the Holder’s Euroclear Account.

Nominee registered holdings

If the Holder has its Existing Bonds registered in the name of a nominee, acceptance is to be made in accordance with instructions from the nominee. In such circumstances the Acceptance Form must be submitted by the nominee and not by the Holder. The Exchange Offer Document will be sent to Holders holding the Existing Bonds with a Swedish nominee. Holders holding Existing Bonds through a non-Swedish nominee should contact its nominee.

Right to extend the Exchange Offer

Black Earth Farming reserves the right to extend the acceptance period as well as the right to defer the date for settlement.

Exchange Offer Document and Acceptance Form

The Exchange Offer Document and Acceptance Form can be obtained/ordered free of charge from Öhman by phoning tel: +46 8 402 51 32 or by e-mailing: emission@ohman.se.

Settlement

Settlement will begin as soon as Black Earth Farming has announced that the conditions of the Exchange Offer have been satisfied or that Black Earth Farming has resolved to complete the Exchange Offer. Assuming that such an announcement is made no later than 24 June 2010 it is estimated that settlement will begin on or around 1 July 2010. Settlement of the Exchange Offer will be arranged by sending two separate settlement notes to those who have accepted the Exchange Offer, one settlement note representing the sale of the Existing Bonds and one settlement note representing the purchase of the New Bonds. If the relevant bonds are registered with a nominee, the settlement note(s) will be sent by the nominee.

The Accrued Interest will be credited to the deposit account linked to the Holder’s Euroclear Account. Where Holders do not have a deposit account linked to their Euroclear Account or if the account is defective, the amount will be credited by a payment note. Note that if the Existing Bonds are pledged, any Accrued Interest will be credited to the deposit account or according to instructions on the settlement note.

In conjunction with the settlement of the Exchange Offer, the Existing Bonds will be withdrawn from the blocked securities account, which is then closed. No account statement will be sent out in conjunction hereto. The New Bonds will be entered into the Holder’s Euroclear Account on the Settlement Date and a confirmation in the form of a securities account statement will be sent to the Holder.

Redemption of Existing Bonds

Holders who choose to reject the Exchange Offer and who thus remain as Holders of Existing Bonds should note that Black Earth Farming intends to redeem any remaining Existing Bonds in accordance with their terms (see “Procedures for Participating in the Exchange Offer - Conditions of the Exchange Offer”).

Other information

Öhman is an issuing agent, which means that it performs certain administrative services relating to the Exchange Offer. This does not mean that those who accept the Exchange Offer (“participants”) will be automatically regarded as customers of Öhman. Those who accept the Exchange Offer (the “investment”) will only be regarded as customers of Öhman if Öhman have provided advice to the participant. For participants that are not regarded as customers therefore, the rules regarding the protection of investors in accordance with the Swedish Securities Market Act will not be applicable for their investment. This means, amongst other things, that neither the customer categorisation nor the appropriateness test will be performed with respect to the investment. Each individual participant is therefore responsible for ensuring they have sufficient experience and knowledge to understand the risks that are associated with the investment.

Acquisition of Existing Bonds and New Bonds outside the Exchange Offer

Black Earth Farming and its affiliates, any advisor, broker or other person acting as the agent of or on behalf of Black Earth Farming may, from time to time, purchase or make arrangements to purchase Existing Bonds or New Bonds other than pursuant to the Exchange Offer, from the time the Exchange Offer was announced until the expiry of the acceptance period of the Exchange Offer or following the Exchange Offer, including purchases in the open market at prevailing prices or in private transactions at negotiated prices. Any such purchases will be made in compliance with applicable laws, rules and regulations. Any information about such purchases will be disclosed to the extent required.

AMENDMENT AND TERMINATION OF THE EXCHANGE OFFER

Notwithstanding any other provision of the relevant Exchange Offer, Black Earth Farming, may, subject to applicable laws but at its option and discretion, at any time before Black Earth Farming announces whether acceptances of the offer to exchange Existing Bonds pursuant to the Exchange Offer are accepted, which it expects to do on 24 June 2010:

(a)	extend the Expiration Deadline (in which case all references in this Exchange Offer Document to “Expiration Deadline” shall, unless the context requires otherwise, be to the latest time and date to which the Expiration Deadline has been so extended);

(b)	extend, re-open or amend the relevant Exchange Offer in any respect (including, but not limited to, any extension, re-opening or amendment, as applicable, in relation to the Expiration Deadline and/or the Settlement Date or any increase in the Exchange calculation); or

(c)	delay acceptance of, subject to applicable law, Acceptance Forms submitted pursuant to the Exchange Offer until satisfaction or waiver of the conditions to the Exchange Offer, even if the Exchange Offer has expired.

Black Earth Farming also reserves the right at any time to waive any or all of the conditions of the Exchange Offer as set out in this Exchange Offer Document. Black Earth Farming will ensure Holders are notified of any such extension, re-opening or amendment as soon as is reasonably practicable after the relevant decision is made by the issue of a press release.

At any time before acceptances of the offer to exchange Existing Bonds pursuant to the Exchange Offer are accepted, Black Earth Farming may, at its sole discretion, terminate such Exchange Offer, including with respect to Acceptance Forms submitted before the time of such termination, by giving notice of such termination by the issue of a press release.

TAX CONSEQUENCES

Tax issues in Sweden

The following is a summary of certain Swedish tax consequences that may arise from the Exchange Offer. The summary is based on Swedish tax legislation as currently in effect and is intended only as general information for Holders of Existing Bonds who participate in the Exchange Offer and are resident in Sweden for tax purposes, unless otherwise indicated. The summary does not deal comprehensively with all tax consequences that may occur in this context, nor does it cover the specific rules which may apply when bonds are held by a partnership or are held as current assets in a business operation. Special tax consequences that are not described below may also apply for certain categories of taxpayers, including investment companies and mutual funds. It is recommended that Holders consult a tax advisor for information with respect to the special tax consequences that may arise from the Exchange Offer, including the applicability and effect of foreign tax legislation, provisions in tax treaties for the avoidance of double taxation and other rules which may be applicable.

Exchange or other disposal of bonds

Capital gains taxation is triggered when assets are divested. Accordingly, when the Existing Bonds are exchanged for New Bonds, a capital gain or loss shall be calculated and reported to the Swedish Tax Agency.

A capital gain or capital loss resulting from a sale of a receivable, such as the Existing Bonds, is calculated as the difference between the sales proceeds (i.e., the fair market value of New Bonds), after deduction for sales expenses, and the acquisition cost. The acquisition cost for all receivables of the same type and class is determined collectively in accordance with the “average method”. It should be noted that the New Bonds are not considered to be of the same class and type as the Existing Bonds. Any compensation for interest that is accrued but not due (compensation for unpaid interest) which is received on the disposal of a receivable is usually not taken into account when calculating a capital gain or capital loss. Such compensation for unpaid interest is instead taxed separately as interest.

The sale of Existing Bonds through the current Exchange Offer may also result in gains or losses on currency exchange rate fluctuations.

Individuals

A capital gain on receivables, such as the Existing Bonds and New Bonds, is generally taxed as income from capital at a rate of 30 per cent. For individuals resident in Sweden, a preliminary tax at a rate of 30 per cent is withheld in respect of interest paid in cash. In some cases, preliminary tax shall also be withheld on payments of compensation for unpaid interest (e.g., when bonds are redeemed). The preliminary tax is generally withheld by Euroclear or, for nominee-registered securities, by the nominee.

Compensation for unpaid interest shall be taxed in the fiscal year in which it is received.

As a general rule, 70 per cent of a capital loss is deductible against any other taxable income from capital. Capital losses on listed receivables are however fully deductible in the income from capital category. Capital losses on listed shares in mutual funds containing only Swedish receivables are fully deductible in the income from capital category.1 Capital losses on listed shares and listed securities that are taxed in the same manner as shares (except for listed shares in mutual funds containing only Swedish receivables) are fully deductible against taxable capital gains on such assets or on non-listed shares in

Swedish limited liability companies and foreign legal entities. If capital losses pertain to both listed and non-listed shares, the losses pertaining to the listed shares are deductible prior to the losses on the non-listed shares. 70 per cent of any excess amount is deductible according to the general rule or five sixths of 70 per cent is deductible if the capital loss relates to non-listed shares.

Securities admitted to trading on regulated markets such as NASDAQ OMX Stockholm should normally be considered as listed.

If a deficit arises in the income from capital category, a reduction of the tax on income from employment and from business operations, as well as real estate tax and the municipal real estate fee, is allowed. The tax reduction amounts to 30 per cent of any deficit not exceeding SEK 100,000 and 21 per cent of any remaining deficit. Deficits may not be carried forward to a later fiscal year.

Legal entities

Limited liability companies and other legal entities are normally taxed on all income, including capital gains and interest, as income from business operations at a flat rate of 26.3 per cent. As a general rule, capital losses on receivables, such as the Existing Bonds and New Bonds, incurred by a corporate holder are fully deductible against any taxable income from business activities. For the calculation of capital gains and losses, see section “Exchange or other disposal of bonds” above.

Compensation for unpaid interest should be treated as a taxable income for the financial year to which it is attributable under generally accepted accounting principles.

Deficits in a legal entity may be carried forward to a later fiscal year without any limitation in time.

Bond holders resident outside of Sweden

Generally, holders of receivables, such as the Existing Bonds and New Bonds, who are not fiscally resident in Sweden and do not carry on business operations from a permanent establishment in Sweden are not subject to Swedish taxation in respect of a sale of such receivables. The same applies to interest income. These holders may, nevertheless, be subject to tax in their country of residence.

There is no Swedish withholding tax on capital gains or interest paid on the Existing Bonds and New Bonds.

DIRECTORS

Summary of position and remuneration for directors of Black Earth Farming2.

[1]

It could be questioned whether not the same should also apply in relation to mutual funds containing foreign receivables under the provisions in the Treaty on the Functioning of the European Union on free movement of capital.

[2]	For further information see the Black Earth Farming’s Annual Report 2009, available on its website.

Name	Title	Connection to Company	No. of Shares	No. of Warrants	Remuneration per annum (USD)
Per Brilioth	Chairman of the board	Main owner	100,000	—	30,000
Sture Gustavsson	President and CEO	Management	7,000	500,000	30,000
Alex Gersh	Non-executive Director	Independent	—	100,000	60,000
Henrik Persson	Non-executive Director	Main owner	4,000	—	30,000
Poul Schroder	Non-executive Director	Independent	—	—	30,000
Magnus Unger	Non-executive Director	Independent	150,000	—	30,000
Richard Warburton	Non-executive Director	Independent	—	—	30,000

Per Brilioth, Chairman of the Board

Mr. Brilioth is a Swedish citizen, born in The Hague, the Netherlands. Mr. Brilioth holds a BA in Business Administration from the University of Stockholm, and a Master of Finance from the London Business School. Mr. Brilioth is Managing Director and member of the board of Vostok Nafta Investment Ltd. Mr. Brilioth is also member of the boards of Kontakt East Holding AB, Bukowskis Auktioner AB and X5 Group AB.

Previously (between) 1994 and 2000, Mr. Brilioth was employed by the Stockholm-based brokerage house Hagströmer & Qviberg. During his final year at Hagströmer & Qviberg Mr. Brilioth was the head of its Emerging Markets department.

Except for Black Earth Farming, Mr. Brilioth is currently a member of the board of directors and Managing Director of Vostok Nafta Investment Ltd., Vostok Gas Ltd., Vostok Gas Sverige AB, Vostok Nafta Sverige AB, and a Director of Aktiebolaget Custos, Aktiebolag H Bukowskis Konsthandel, Bukowski Aktioner Aktiebolag, Bukowskis Holding AB, Bukowskis Real Estate AB, Bukowski Strandvägen Auktioner Aktiebolag, Konsthandels Aktiebolaget Nybroviken, Kontakt East Holding AB (publ), Port Capital AB, Port Capital Holding AB, X5 Group AB and a Deputy Director of the board of Kontakt East Optionsaktiebolag.

In the last five years Mr. Brilioth has been, but is no longer, a member of the board of directors of Auktionskompaniet Stockholm City AB and Väring Capital AB.

Sture Gustavsson, Executive Director and CEO

Mr. Gustavsson is a Swedish citizen, born in Tidaholm, Sweden. Mr. Gustavsson obtained a degree from the Swedish University of Agricultural Sciences in 1989.

Mr. Gustavsson has been Managing Director of Mellersta Sveriges Lantbruks AB (a wholly-owned subsidiary of Investment AB Kinnevik (publ)) since 1996.

Alex Gersh, Non-executive Director

Mr. Gersh is an American citizen, born in St Petersburg, Russian Federation (formerly USSR). Mr. Gersh holds a Bachelor’s degree in Business Administration from Baruch College (City University of New York) with honours and is a member of the Institute of Certified Public Accountants (CPA).

Mr. Gersh is the CFO of NDS Group plc., and the Chairman of the Audit Commission in Vimpelcom Inc. Previously, Mr. Gersh was the CFO of Flag Telecom, Motorola NGM, NextiraOne LLC and Transora. He has also worked as public accountant at Ernst & Young, as controller at Metro Mobile Communications and as Finance Director in a number of companies, including British Telecommunication Europe, BT Cellnet and Motorola NGM.

Henrik Persson, Non-executive Director

Mr. Persson is a Swedish citizen, born in Karlskrona, Sweden. Mr. Persson holds a Bachelor of Science in Business Administration from the University of Lund, with additional courses taken at Georgetown University in Washington DC and the London School of Economics.

Mr. Persson has been employed in various positions within Investment AB Kinnevik (publ) since 2003 where he is currently Head of Investments. Between 1999 and 2003, Mr. Persson was employed by HSBC Investment Bank. Except for Black Earth Farming, Mr. Persson is a member of the board of directors of AB Karlskrona Lampfabrik, Förvaltningsaktiebolaget Eris & Co, Kinnevik New Ventures AB, Korsnäs Holding Aktiebolag, Mellersta Sveriges Lantbruksaktiebolag, Millcellvik AB and Relevant Traffic Europe AB and the Chairman of the Board of Kontakt East Holding AB (publ).

In the last five years Mr. Persson, has been, but is no longer, a member of the board of Pontus Frithiof i Gamla Stan AB and Relevant Traffic Incentive AB. Relevant Traffic Incentive AB entered into liquidation 1 December 2008.

Poul Schroeder, Non-executive Director

Danish citizen. Aarhus University (economics). Columbia University (International Senior Management Program). Mr Schroeder is an independent consultant and has been active in the international agricultural industry since 1966, among others, within the Continental Grain Company and Bunge. Mr Schroeder is a member of the Board of Sodrugestvo Group.

Magnus Unger, Non-executive Director

Swedish citizen. Stockholm School of Economics (Master’s Degree). Mr. Unger is a businessman with many years of industrial experience, with among others SCA / Mölnlycke and Atlas Copco. Mr. Unger is a member of the Board of Lundin Petroleum AB, Bukowski Auctions AB and Chairman of the Board of Clean Tech East Holding AB.

Richard Warburton, Non-executive Director

British citizen. University of Newcastle (Bachelor of Science, Agriculture). Open University (MBA). Richard Warburton has worked in various positions within Bidwells since 1999.

SHARE CAPITAL

The share capital of Black Earth Farming as at 31 March 2010 was RUR 32,921,000.

DOCUMENTS INCORPORATED BY REFERENCE

Investors should read all information which is incorporated in the Exchange Offer Document by reference as it constitutes part of this Exchange Offer Document.

The information contained in the following documents shall be regarded as incorporated into this Exchange Offer Document by reference.

•	The Company’s interim report for January–March 2010,

•	The Company’s annual reports for 2008 and 2009.

Information to which reference is made shall be read as a part of the Offer Exchange Document. This information is available on the Company’s website, www.blackearthfarming.com or can be obtained from the Company in hard copy at its registered office on 8 Church Street, St. Helier, Jersey JE4 0SG, Channel Islands during the validity period of the Offer Exchange Document.

Appendix A - New Bonds Terms and Conditions

Strictly private and confidential

Terms and Conditions for

Black Earth Farming Ltd’s

[up to SEK 750,000,000] 10% Bonds 2010/2014,

Loan no. 2, ISIN SE SE0003366624

1	Definitions

For the purpose of these Terms and Conditions (the “Terms and Conditions”) the following definitions shall apply:

“Account Operator”	a bank or other party duly authorised to operate as an account operator (Sw. kontoförande institut) pursuant to the Swedish Financial Instruments Accounts Act (SFS 1998:1479) and with which a Holder has opened a Euroclear Account in respect of the Bonds;

“Agent”	CorpNordic Sweden AB, a company organised under the laws of Sweden with reg. no. 556625-5476;

“Banking Day”	a day which is not a Sunday or other public holiday or a day which in respect of payment of promissory notes is not equated with a public holiday in Sweden;

“Bond”	a debt instrument (Sw. skuldförbindelse) as defined in Chapter 1 Section 3 of the Swedish Financial Instruments Accounts Act (SFS 1998:1479) and which has been issued by the Company pursuant to these Terms and Conditions;

“Company”	Black Earth Farming Ltd, a company organised under the laws of Jersey with reg. no. 89973;

“Control”	in relation to any entity (i) the holding, ownership, acquisition or control of, or the right to acquire, hold, own or control, more than 50 per cent of the voting rights of the relevant entity or (ii) the right to appoint and/or remove all or the majority of the members of the board of directors or other governing body of the relevant entity, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise and “controlled” shall be construed accordingly;

“CSD”	the Company’s central securities depository and registrar in respect of the Bonds, from time to time, initially Euroclear;

“Default Rate”	STIBOR plus two (2) percentage units per annum, to be determined for each interest period of one (1) week starting from, but excluding, the relevant due date;

“De-listing Event”	occurs if at any time: (i) the Company’s shares in the form of Swedish Depository Receipts are not listed and admitted to trading on NASDAQ OMX Stockholm; or (ii) trading of the Company’s shares on NASDAQ OMX Stockholm is suspended for a period of 15 consecutive dealing days;

“Euroclear”	Euroclear Sweden AB (the Swedish Central Securities Depository).

“Euroclear Account”	a securities account (account for shares and other securities (Sw: avstämningskonto)) according to the Swedish Financial Instruments Accounts Act (SFS 1998:1479) in which each Holder’s holding of Bonds is registered;

“Financial Indebtedness”	means any indebtedness in respect of:

(a) the principal amount outstanding in respect of any monies borrowed or raised including, without limitation, pursuant to the Bonds;

(b) the principal amount outstanding in respect of any Market Loan;

(c) any net liability incurred under interest rate management arrangements;

(d) any guarantee or other assurance against financial loss in respect of a type referred to in the above items; and

(e) any counter indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

“Group”	the Company and its Subsidiaries for the time being;

“Holder”	a person registered on a Euroclear Account as holder or otherwise is entitled to receive payment in respect of a Bond;

“Interest Payment Dates”	1 July each year and the Maturity Date (if that day is not a Banking Day, payment of interest will occur on the next following Banking Day, but as calculated on the Interest Payment Date, unless it would thereby fall into the next calendar month, in which event interest shall be payable on the immediately preceding Banking Day);

“Interest Rate”	ten (10) per cent per annum;

“Issue Date”	1 July 2010;

“Issuing Agent”	means the bank or an issuing agent that the Company from time to time appoints to manage certain tasks in accordance with the Rules, which initially shall be E. Öhman J:or Fondkommission AB, reg. no. 556206-8956;

“Market Loan”	any loan or other indebtedness raised by the issuance of commercial paper, subordinated debentures, bonds or other securities of whatever kind (including debt raised under MTN- or other debt issuance programmes), which are or may be quoted, listed or ordinarily dealt in or traded on any Swedish or foreign stock exchange, over-the-counter or other regulated or unregulated securities market;

“Maturity Date”	means 1 July 2014;

“Nominal Amount”	has the meaning set forth in Clause 2.1;

“Record Date”	has the meaning set forth in Clause 5.1;

“Redemption Date”	means, in respect of any Bond to be redeemed, the date fixed for redemption pursuant to these Terms and Conditions;

“Reference Banks”	the principal Stockholm offices of SEB and two other banks as may be appointed by the Agent in consultation with the Company;

“Relevant Event”	occurs if:

(i) any person or persons, acting together, acquires or acquire Control of the Company; or

(ii) a public offer is made in respect of the shares of the Company and such offer has been declared unconditional and the offeror, and any person or persons acting together with the offeror, acquire or acquires Control of the Company;

“Rules”	means the legislation, rules and regulations applicable to and/or issued by Euroclear that are in force and effect from time to time;

“SEK”	means Swedish kronor;

“STIBOR”	means (a) the percentage rate per annum displayed on the appropriate page of the Thomson Reuters screen (or if that page is replaced or the service ceases to be available, such other page designated by the Agent displaying that percentage rate) or (b) if such percentage rate is not available, the arithmetic mean of the rates as supplied to the Agent at its request quoted by the Reference Banks for lending in SEK in the Stockholm interbank market, in each case for a period of seven (7) days as of 10.00 a.m. (Stockholm time) on the first Banking Day of the period for which STIBOR is to apply and rounded upwards to three decimals places;

“Subsidiary”	means in relation to any company or corporation (a “holding company”), a company or corporation:

(a) which is controlled, directly or indirectly, by the holding company;

(b) more than half the issued share capital of which is owned, directly or indirectly, by the holding company; or

(c) which is a Subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body;

“Total Debt”	the total debt of the Group on a consolidated basis as stated in the relevant financial report;

“Total Shareholders’ Equity”	the total shareholders’ equity of the Group on a consolidated basis as stated in the relevant financial report.

2	The amount of the Bonds and undertaking to make payments

2.1	The aggregate amount of the Bonds will be an amount [up to SEK seven hundred fifty million (750,000,000)] and will be represented by the Bonds, each of a nominal amount of SEK one (1) or full multiples thereof (“Nominal Amount”).

2.2	The Company undertakes to pay the principal amount of, and interest on, the Bonds on the dates and in the manner provided for herein, and to otherwise act in accordance with these Terms and Conditions.

3	Interest

The Bonds will bear interest at the Interest Rate from, but excluding, the Issue Date up to and including the Maturity Date (or any earlier Redemption Date). Interest shall be paid annually in arrears on the Interest Payment Dates, commencing on the first Interest Payment Date falling after the Issue Date. Interest shall be calculated on a 30E/360-days basis.

4	Bonds in book-entry form

4.1	The Bonds will be registered on behalf of the Holders on a Euroclear Account and no physical notes will be issued. Registration requests relating to the Bonds shall be directed to an Account Operator. Anyone who, pursuant to an assignment, pledge or by operation of the provisions of the Swedish Children and Parents Code (Sw: Föräldrabalken), conditions of will or deed of gift or otherwise have acquired a right to receive payments in respect of a Bond shall register such entitlement to receive payment.

4.2	The Company shall be entitled to obtain information from the register kept by the CSD in respect of the Bonds (Sw. skuldbok). At the request of the Agent, the Company shall request and provide such information to the Agent.

5	Redemption of the Bonds and payments

5.1	Redemption at maturity and Holders eligible for payments

Unless previously redeemed, or purchased and cancelled in accordance with these Terms and Conditions, the Bonds shall be redeemed at the Nominal Amount on the Maturity Date. Payment of Nominal Amount and interest will be made to the person who is a Holder on the fifth Banking Day prior to the respective payment date or on such other Banking Day falling nearer such payment date which may generally be applied in the Swedish bond market (“Record Date”).

5.2	Company’s purchase of Bonds

The Company shall be entitled to purchase each and all of the Bonds in the market.

5.3	Redemption at the Company’s option

The Company may elect to redeem all of the Bonds (but not less than all) on any Banking Day falling after 1 July 2011. The Company shall give the Holders at least 30 days but not more than 60 days notice of such redemption. Such notice shall be irrevocable and state the Redemption Date and the relevant Record Date. The Bonds shall be redeemed at the following redemption prices, expressed as percentages of the Nominal Amount as set out below:

(a)	104.00 per cent during the period from, but excluding, 1 July 2011 up to and including 1 July 2012;

(b)	102.50 per cent during the period from, but excluding, 1 July 2012 up to and including 1 July 2013;

(c)	101.00 per cent during the period from, but excluding, 1 July 2013 up to and including 30 June 2014 together in the case of any such redemption with accrued interest from, but excluding, the latest Interest Payment Date up to and including the relevant Redemption Date.

5.4	Payments of principal and interest

If a Holder has, through an Account Operator, designated a certain bank account for payments of principal and interest, the CSD will on the relevant payment dates transfer the relevant payment to the account so designated. In other cases, payments will be made by the CSD transferring the payment to the Holder at the address registered with the CSD on the Record Date. If a day on which an amount becomes due and payable in accordance with these Terms and Conditions is not a Banking Day, payment will be made as aforesaid on the following Banking Day. Interest only accrues, however, up to and including the relevant due date. Should the CSD, due to a delay on behalf of the Company or some other obstacle, not be able to effect the payment of amounts as aforesaid, the CSD will pay such amount to the Holders on the Record Date as soon as possible after such obstacle has been removed. If a person to whom payment has been made in accordance with the above was not entitled to receive such payment, the Company and the CSD shall nevertheless be deemed to have fulfilled their obligations, provided that the Company and/or the CSD did not have knowledge that such payment was made to a person not entitled to receive such amount and provided the Company and/or the CSD acted with normal care.

6	Default interest

6.1	If the Company fails to pay any amount payable by it under these Terms and Conditions on its due date, the Company shall pay default interest on such amount at a rate corresponding to the applicable Interest Rate plus the applicable Default Rate from, but excluding, the date such payment was due up to and including the time of actual payment. Accrued default interest shall not be capitalized.

6.2	If the delay is due to an existence of an obstacle for the Issuing Agent or the CSD, respectively, as set out in Clause 18.1, the default interest shall not exceed the relevant Interest Rate.

7	Prescription

7.1	The Bonds and the right to receive payment thereunder shall become void unless presented for payment within a period of ten (10) years (in the case of principal) and three (3) years (in the case of interest) of the Maturity Date. The Company is entitled to any funds set aside for payments in respect of which the Holders right to receive payment has become void as aforesaid.

7.2	If the periods of limitation set out in Clause 7.1 are duly interrupted, in accordance with the Swedish Act on Limitations (SFS 1981:130), a new period of ten and three years, respectively, will commence, in both cases calculated from the date of interruption of the relevant period of limitation, as such date is determined pursuant with the provisions of the Swedish Act on Limitations.

8	Financial covenant and other undertakings

8.1	For as long as any Bonds remain outstanding, the Company undertakes:

(a)	to procure that the ratio of Total Debt to Total Shareholders’ Equity will never exceed 75 per cent (calculated on the basis of audited annual financial reports, quarterly unaudited financial reports or, where relevant, a special financial report prepared pursuant to Clause 8.1(g);

(b)	not to make a dividend or distribution of capital (whether in cash or specie), redeem or purchase any of its shares or make other similar distributions to shareholders in an amount exceeding 30 per cent of the most recent financial year’s net profit on a consolidated basis;

(c)	not to provide or permit to subsist any security or permit someone else to provide or permit to subsist security in the form of a guarantee or otherwise, for any Market Loan raised by the Company;

(d)	to procure that none of its Subsidiaries raises any Market Loan;

(e)	not to use any of the proceeds from the issue of the Bonds outside of the ordinary course of business;

(f)	to prepare and publish quarterly reports (which reports shall be prepared consistently with the same accounting principles that are applied when preparing the Company’s annual financial reports and published not later than two months after the end of the relevant quarter. Once the Bonds have been listed such reports shall be published in accordance with the then applicable regulations by NASDAQ OMX Stockholm);

(g)	not later than within twenty (20) days from the Agent’s request to prepare a special unaudited financial report as per the historic date the Agent stated in its request (which report shall be prepared consistently with the same rules and accounting principles that are applied when preparing the Company’s annual financial reports and quarterly financial reports);

(h)

together with each quarterly report referred to in Clause 8.1(f) above or no later than twenty (20) days from the Agent’s request, to provide a compliance certificate signed by two duly authorised signatories of the Company on its behalf, and accompanied by a report setting out the calculations of (and compliance with) the financial covenants as set out in this Clause 8, certifying that so far as it is aware no event which would entitle the Agent to accelerate the Bonds is outstanding or, if it is aware that such an event is outstanding, specifying the event and the steps, if any, being taken to remedy it.

8.2	The Company undertakes to ensure that the Bonds are listed at the Corporate Bond List of NASDAQ OMX Stockholm and will use all efforts to maintain such listing as long as any Bonds are outstanding, however not longer than up to and including the last day on which trading in the Bonds on the exchange reasonably can, under to the then applicable regulations by the exchange and the CSD, take place before the Maturity Date. The application for listing of the Bonds shall be filed with NASDAQ OMX Stockholm in due time to have the listing completed not later than 31 December 2010.

9	Acceleration of the Bonds

9.1	The Agent is entitled, on behalf of the Holders, to declare all of the Bonds (but not less than all), including accrued interest, due for payment immediately or at such later date as the Agent determines (such later date always being a date falling prior to the Maturity Date):

(a)	if the Company fails to pay the interest payment on the date it is due;

(b)	if the Company fails to comply with or in any other way acts in violation of these Terms and Conditions, provided that the Agent has notified the Company to remedy such failure or violation and the Company fails to do so within 45 Banking Days;

(c)	if:

(i)	any Financial Indebtedness of the Company is not paid when due or within any originally applicable grace period; or

(ii)	any Financial Indebtedness of any Subsidiary of the Company in excess of an amount equal to SEK 15,000,000 is not paid when due or within any originally applicable grace period;

(iii)	an event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any document relating to Financial Indebtedness of any member of the Group; or

(iv)	any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under any document relating to that Financial Indebtedness; or

(v)	any commitment for, or underwriting of, any Financial Indebtedness of any member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under any document relating to that Financial Indebtedness; or

(vi)	any security interest securing Financial Indebtedness over any asset of member of the Group becomes enforceable;

(d)	if any member of the Group suspends its payments, is unable to pay its debts, or is deemed unable to pay its debts under applicable law;

(e)	if any member of the Group ceases or threatens to cease to carry on all or a substantial part of its business or disposes or threatens to dispose of all or substantially all of its assets;

(f)	if any member of the Group takes any corporate action or other steps are taken or legal proceedings are started (other than proceedings which are being disputed in good faith by appropriate legal proceedings and are withdrawn or struck out or dismissed within 30 days) by any person for such member’s winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, provisional liquidator, receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets or any execution, distress or diligence is levied against all or a material (as determined by the Agent in its reasonable discretion) part of its revenues and assets; or

(g)	if a Relevant Event or a De-Listing Event occurs.

9.2	If the Bonds are declared due and payable pursuant to this Clause 9, the Company shall redeem the Bonds at the relevant redemption price set forth in Clause 5.3 plus the accrued interest referred to in said Clause.

9.3	The Agent is however only entitled to declare the Bonds due for payment prematurely on the grounds mentioned in Clauses 9.10-(g), if the nature of the particular circumstance is such that, in the Agent’s opinion, it could adversely and materially affect the Holders’ interests and is continuing at the time of the Agent’s declaration.

9.4	If Holders representing not less than 50 per cent of the aggregate then outstanding Nominal Amount instruct the Agent to declare the Bonds due and payable in accordance with the provisions in this Clause 9, then the Agent shall do so. However, if the Agent is of the opinion that the Bonds may not be declared due and payable, the Agent is only obliged to take such action if the instructing Holders undertake to indemnify and hold the Agent harmless in a satisfactory manner. Further, the Agent shall at the request of not less than 25 per cent of the aggregate then outstanding Nominal Amount, without delay, request the Company to provide a special financial report pursuant to Clause 8.1(g).

9.5	If the right to accelerate the Bonds is based upon a decision of a court of law, an arbitral panel, a government authority or an annual general meeting, it is not necessary for the valid exercise of the right that the relevant decision has acquired legal force or that the period of appeal has expired in.

9.6	The Company shall immediately upon becoming aware of it inform the Agent if any circumstance of the type specified in Clauses 9.1(a)-(g) should occur. Should the Agent not receive such information, the Agent is entitled to assume that no such circumstance exists or can be expected to occur provided that the Agent does not have knowledge of such circumstance. At the request of the Agent the Company shall within five (5) days provide the Agent with a certificate regarding the circumstances dealt with in Clauses 9.1(a)-(g). The Company shall further promptly provide the Agent with such details as the Agent may request regarding any circumstances referred to in Clauses 9.1(a)-(g) and provide at the request of the Agent all documents that may be of significance in the application of this Clause 9.6.

9.7	The Company’s obligation to provide information according to Clause 9.6 above applies provided that the dissemination of information does not violate the provisions of the Company’s listing agreement with a regulated market place.

10	Allocation of funds

Where both interest and any principal amount have become due and payable and where the available funds are not sufficient for full payment thereof, the funds shall firstly be used for payment of interest and thereafter payment of any principal due but unpaid under the Bonds.

11	The Agents’ right to represent the Holders, Holders’ meeting etc.

11.1	General

Even without a separate authorisation from the Holders, the Agent, or a person appointed by the Agent, is entitled to represent the Holders in every matter concerning the Bonds, whether or not in court or before an executive authority.

11.2	Holders’ meeting and procedure in writing

(a)	Each of the Company or the Agent can at any time call for a Holders’ meeting or demand for a procedure in writing among the Holders. Holders representing at least ten (10) per cent of the total outstanding Nominal Amount may demand that such call is made. Such demand shall be made in writing to the Company and the Agent including (i) information regarding the issues that shall be discussed and (ii) documentation which evidences the holdings of Bonds of the relevant Holders. If the Agent establishes that such demand has been received in due order the Agent shall, within twenty (20) Banking Days from receipt of such demand, call a meeting or order that a procedure in writing be commenced. The Agent shall not be obliged to proceed as aforesaid if, according to the Agent, (i) the proposal must be approved by the Company and the Company informs the Agent that it will not give such approval, (ii) the proposal is not in accordance with applicable laws or (iii) it is manifestly clear that the meeting is unlikely to approve of the proposal(s) (having regard to previous meetings or previous procedures in writing).

(b)	Notice shall be made to the Holders and the Agent or, as the case may be, the Company in accordance with Clause 15 below and shall be made not later than ten (10) Banking Days and not earlier than thirty (30) Banking Days prior to the meeting or the last day for written replies. The notice shall include (i) time for the meeting or the last day for written replies, (ii) place for the meeting or address for written replies, (iii) agenda for the meeting, (iv) information regarding which day a Holder shall be registered as owner or, in case of nominee registration and such possibility is provided by the CSD is entitled to vote in the register of the CSD and (v) what is otherwise required by a Holder in order to be entitled to attend the meeting. The Company, the Agent (as the case may be) shall determine the contents of the notice and provide, in written or electronic form, a proxy form or, in case of a procedure in writing, a decision form with the relevant alternatives for resolution.

(c)	A resolution is passed through voting at a meeting (or, in case of a procedure in writing, through calculation). Each Holder shall have one (1) vote per SEK one (1) of the aggregate Nominal Amount of the Bonds held by such Holder. A Holder that holds more than one Bond must vote in the same manner for all Bonds held. However, any representative which represents more than one Holder may cast differentiated votes for different Holders. Bonds held by the Company or by a Subsidiary of the Company shall not entitle to any voting rights and shall not be considered when calculating whether necessary majority has been achieved in accordance with these Terms and Conditions. The resolution of the Holders shall be the opinion which represents the majority of the Nominal Amount for the Bonds. In respect of the below issues the following qualified majority is required among the votes cast and the answers received in order for a resolution to be validly passed (“Qualified Majority”):

(i)	two thirds when (1) one of the conditions in Clause 8 is waived or (2) a condition in this Clause 11 is amended, subject to (ii) below;

(ii)	three quarters when (1) principal amount, interest rate or interest amount which shall be paid by the Company is reduced, (2) amendment of any redemption day for principal or interest amount and (3) amendment of the conditions in this Clause 11.2(c).

If the number of votes are equal the opinion which is most beneficial for the Company, according to the chairman of the meeting (or, in case of a procedure in writing, the Agent) will prevail.

(d)	Quorum exists where (i) Holders representing at least one fifth of the aggregate outstanding Nominal Amount attend the meeting (or, in case of a procedure in writing, provide answers), or (ii) where any decision requiring a Qualified Majority is at issue, Holders representing at least half of the aggregate outstanding Nominal Amount attend the meeting (or, in case of a procedure in writing, provide answers). If quorum is not achieved within fifteen (15) minutes from the time fixed for the meeting (or, in case of a procedure in writing, at the expiry of the deadline set for replies), the meeting shall be adjourned (or, in case of a procedure in writing, the time for replies shall be extended) to the day which falls on the fifth Banking Day thereafter. Notice containing information regarding time and place for a continued meeting (or, in case of a procedure in writing, information regarding extended time for replies) shall promptly be provided to the Holders in accordance with Clause 15. At a continued meeting (or, in case of a procedure in writing, at a new calculation) a resolution can be passed through an ordinary resolution (or, if required in accordance with (c) above, through Qualified Majority) by Holders entitled to vote irrespective of the share of Bonds represented.

(e)	At the meeting the Company, the Holders and the Agent may be accompanied by their representatives, counsels and assistants. The meeting may decide that other individuals may attend. The meeting is opened by a person present appointed by the Company (or, if such person does not exist, a person present appointed by the Agent) and the meeting is chaired by that person until the Holders present (in person or by proxy) have appointed a chairman for the meeting. The chairman shall arrange for minutes to be kept at the meeting in which Holders entitled to vote at the meeting shall be listed, which other persons have been attending, what has been discussed, how the voting has turned out and which resolutions that has been passed. The minutes shall be signed by the chairman and by at least one person appointed to verify the minutes. In case of a procedure in writing, the Agent shall provide for the calculation and prepare minutes in respect of the calculation. The Agent may request additions and clarifications but is not obliged to do so and may disregard any unclear or illegible answers. The Agent shall disregard answers which do not follow listed alternatives or answers where right to vote may not be verified by reviewing the material provided by the Holder or CSD. The Company may attend the calculation. The minutes shall be completed promptly and be held available for the Holders at the Company and the Agent.

(f)	If the Company and the Agent deem it appropriate a meeting may be combined with a procedure in writing such that there shall be a possibility for Holders to provide answers in accordance with a written resolution form, as an alternative to being present or being represented at a meeting.

(g)	A resolution that has been passed at a duly called and held meeting or a procedure in writing is binding on all Holders irrespective of their having been present or represented at the meeting or if having participated in the procedure in writing and irrespective of how and if they would have voted.

The Company shall bear all cost for the Company and the Agent in connection with a meeting or a procedure in writing irrespective of who has initiated such meeting or procedure.

In connection with this Clause 11 the Company shall be entitled to require extracts from the book of debts from the CSD.

12	Substitution of the Agent

The Agent may not resign as agent and/or transfer its position as agent, unless the Company has provided its prior written consent, not to be unreasonably withheld, save where the Agent is obliged to resign or transfer its position as agent by operation of law or regulation or where the Company has, in a not immaterial way, failed to fulfil its obligations towards the Agent hereunder and does not, within a reasonable time, remedy such failure after the Agent having made the Company aware thereof.

13	The Agent’s obligations and liabilities, right to engage third parties etc.

13.1	The Agent’s obligations are exhaustively regulated herein. For the avoidance of any doubt, the Agent has no obligation to monitor the Company’s financial standing or its fulfilment of obligations and liabilities, other than as expressly set forth herein.

13.2	The Agent shall not be bound to account to any Holder for any sum received by it for its own account.

13.3	For the avoidance of any doubt, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

13.4	The Agent shall not be liable for any action taken by it under these Terms and Conditions, unless directly caused by its gross negligence or wilful misconduct.

13.5	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants or other experts where so reasonably needed to fulfil its obligations hereunder. The costs for such third party advice shall be borne by the Company.

14	Substitution of the Issuing Agent

The Issuing Agent may resign its appointment at any time, provided that no resignation by the Issuing Agent shall take effect until a new Issuing Agent has been appointed by the Company. The appointment of the Issuing Agent shall forthwith terminate if the Issuing Agent is subject to bankruptcy or financial reconstruction according to law or regulations from a supervising authority or if a resolution is passed at a Holders’ meeting to replace the Issuing Agent, and, in such circumstances the Company shall immediately appoint a new issuing agent.

15	Notices

Notices to the Holders shall be made to the Holders at their respective addresses registered with the CSD.

16	Amendments

The Agent may, on behalf of the Holders, agree with the Company to amend these Terms and Conditions provided that (i) such amendment does not in any way limit the obligation of the Company to pay the principal of or interest on the Bonds or (ii) such amendment does not, in the Agent’s opinion, adversely affect the interests of the Holders or such amendment is made solely with a view to rectify obvious errors and mistakes in these Terms and Conditions.

17	Nominee registration

In respect of Bonds registered with authorised nominees in accordance with the Swedish Financial Instruments Accounts Act (SFS 1998:1479), the authorised nominee shall be deemed to be the Holder for the purpose of applying these Terms and Conditions.

18	Limitation of liability

18.1	The Agent, the Issuing Agent and the CSD shall have no liability for damage caused by Swedish or foreign enactment, action taken by a Swedish or foreign authority, war, strike, blockade, boycott, lockout or other similar circumstance. This limitation of liability in the case of a strike, blockade, boycott or lockout also applies if the Agent, the Issuing Agent or the CSD would itself initiate or become subject to such conflict.

18.2	Damage caused in any other event will not be indemnified by the Agent, the Issuing Agent and the CSD unless the damage is caused by gross negligence or wilful misconduct. In no event will indemnification be made for indirect damage.

18.3	Should the Agent, the Issuing Agent or the CSD be prevented from performing their obligations due to the circumstances mentioned in Clause 18.1 above, performance may be postponed until fulfilment is no longer prevented by such events.

18.4	The provisions in this Clause 18 apply unless they are inconsistent with the provisions of the Swedish Financial Instruments Accounts Act (SFS 1998:1479) which provisions shall take precedence.

19	Governing law and jurisdiction

19.1	These Terms and Conditions shall be governed by and construed in accordance with the substantive laws of the Kingdom of Sweden.

19.2	Any dispute or claim arising in relation to these Terms and Conditions shall be determined by Swedish courts, with the District Court of Stockholm to be the court of first instance.

We hereby certify that the above Terms and Conditions are binding upon the Company.

Jersey, [—] June 2010

BLACK EARTH FARMING LTD

ADDRESSES

Black Earth Farming’s registered office

8 Church Street

St Helier

Jersey JE4 0SG

Channel Islands

Telephone: +44 1534 82 33 33

Company Secretary

General Secretaries Limited

P.O. Box 781

8 Church Street

St. Helier

Jersey JE4 0SG

Channel Islands

Black Earth Farming’s representative office in Moscow

Agroinvest

Profsouznaya str, 56, “Cherry Tower” 9th floor

117 393 Moscow

Russia

Telephone: +7 495 661 4642

Manager and Financial Adviser to the Company

E. Öhman J:or Fondkommission AB

PO Box 7415

SE-103 91 Stockholm

Auditor to the Company

Deloitte AB

Rehnsgatan 11

Stockholm 113 79

Sweden

Legal Advisers to the Company

as to Swedish law

Linklaters Advokatbyrå AB

Box 7833

SE-103 98 Stockholm

as to Jersey law

Carey Olsen

47 Esplanade

St. Helier

Jersey

JE1 0BD

Channel Islands